Exhibit 10.6

AMENDMENT NO. 2 TO TERM LOAN AGREEMENT
This AMENDMENT NO. 2 TO TERM LOAN AGREEMENT, dated as of July 25, 2016 (this “Amendment No. 2”), is by and among BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Reference is made to that certain Term Loan Agreement, dated as of March 18, 2014, as amended by Amendment No. 1 dated as of February 5, 2015 (the “Credit Agreement”), by and among the Borrower, the Lenders referenced therein and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.
RECITALS
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain amendments to the Credit Agreement and the Lenders are willing to so amend the Credit Agreement as set forth herein; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.    AMENDMENTS TO CREDIT Agreement. As of the Amendment Effective Date (as defined in Section 3 hereof), the Credit Agreement is hereby amended as follows:

1.1    Amendments to Section 1.01.

(a)The following definitions set forth in Section 1.01 of the Credit Agreement are restated in their entirety to read as follows:

““Capitalization Rate” means 6.75%.”
““Change in Control” means: (a) for any reason whatsoever an entity other than the General Partner, the Limited Partner, another Parent Entity or any direct Wholly-Owned Subsidiary of any of the foregoing becomes the general partner of the Borrower; (b) for any reason whatsoever any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) other than the Permitted Holders shall beneficially own a percentage of the then outstanding Equity Interests of the Parent Entity having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors (the “Voting Equity Interests”) that is more than 40% of the outstanding Voting Equity Interests of the Parent Entity; (c) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent Entity (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Parent Entity was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent Entity;

or (d) BPG ceases to own, directly or indirectly, at least 60% of the Equity Interests of the Borrower having the power to vote on matters relating to the management of the Borrower.”
““Competitor” shall mean (i) (x) any competitor of the Borrower that is engaged in the business of owning, managing and/or operating regional, neighborhood or community shopping centers and (y) which as of any date of determination has been designated by the Borrower as a “Competitor” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Electronic System) not less than ten (10) Business Days prior to such date (provided that “Competitors” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time), (ii) any REIT (other than a REIT that invests primarily in mortgages) or (iii) any Affiliate of either of the foregoing that is clearly identifiable as such based solely on the similarity of its name.”
““Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate.”
““Fixed Charges” means, for any period, the sum of (i) Total Interest Expense, (ii) all scheduled principal payments due on account of Total Outstanding Indebtedness (excluding balloon payments) and (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group, but excluding (x) redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any class of preferred stock or preferred operating partnership units and (y) catch-up dividend payments with respect to accrued payments that were included in Fixed Charges for a prior period.”
““Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries taken as a whole to perform any of its obligations under any Loan Document or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.”

““Material Indebtedness” means Indebtedness (other than the Loans and Nonrecourse Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.”
““Net Operating Income” means, with respect to any Operating Property for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of such Operating Property, including from straight-lined rent and amortization of above or below market leases minus (ii) all expenses and charges incurred in connection with the operation of such Operating Property (including, without limitation, real estate taxes, management fees (at an assumed amount equal to two percent (2%) of the aggregate base rent and percentage rent (net of provisions for doubtful accounts) due and payable under leases with tenants at such Operating Property), provisions for doubtful accounts and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, acquisition costs for consummated acquisitions, depreciation, amortization, allocations of general overhead expenses, property management fees, and other non-cash expenses.”
““Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower.”
““Ownership Share” means (a) with respect to any member of the Consolidated Group other than a Non-Wholly Owned Subsidiary, 100%, (b) with respect to any Non-Wholly-Owned Subsidiary, the percentage of the issued and outstanding Equity Interests in such Non-Wholly-Owned Subsidiary held by the Consolidated Group, and (c) with respect to any Investment Affiliate, the percentage of the total Equity Interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total Book Value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness and other claims that would have priority in such a liquidation of such Investment Affiliate.”
““Parent Companies” means the Limited Partner, the General Partner and BPG.”
““S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc.”
““Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.”
““Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned by any such Person or Persons.”
““Secured Indebtedness” means all Indebtedness of any Person that is secured by a Lien on any asset of such Person.”

““Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of its assets on a going concern basis is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets on a going concern basis is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature in the ordinary course of business; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.”
““Total Interest Expense” means, for any period, without duplication, the sum of (a) the Ownership Share of interest expense, determined on a notional basis, of the Consolidated Group for such period attributable to Total Outstanding Indebtedness (without taking into account (A) gains or losses on early retirement of debt, (B) any commitment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount, (C) any cash costs associated with obtaining hedging arrangements or any breakage thereof, (D) any deferred financing costs or (E) any debt modification charges) during such period plus (b) the Ownership Share of any interest expense of the type described in clause (a), determined on a notional basis, of any Investment Affiliate, for such period, whether recourse or non-recourse.”
““Total Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Indebtedness of the Consolidated Group outstanding at such date, determined on a notional basis, plus (b) the applicable Ownership Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.”
““Total Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Secured Indebtedness, without regard to recourse (it being understood that any Secured Indebtedness that is guaranteed on an unsecured basis by any member of the Consolidated Group shall in any event be treated as Secured Indebtedness), plus (b) the aggregate principal amount of any Unsecured Indebtedness of a Subsidiary of the Borrower that is to be treated as Secured Indebtedness in accordance with Section 5.10(a).”

““Total Unsecured Indebtedness” means, as of any date of determination, without duplication, the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Unsecured Indebtedness, without regard to recourse (it being understood that any Secured Indebtedness that is guaranteed on an unsecured basis by any member of the Consolidated Group shall in any event be treated as Secured Indebtedness), including without limitation all the outstanding Indebtedness under this Agreement as of such date.”
““Unencumbered Asset” means any Acquisition Asset, Land, Operating Property and any Asset Under Development located in the United States which, as of any date of determination:

(a)    100% of which is owned directly or indirectly in fee simple, in a condominium structure or ground leased (under an Eligible Ground Lease) by the Borrower or any Subsidiary that is a Wholly-Owned Subsidiary; and
(b)    is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause, or any “equal and ratable” clause or similar provision that entitles an entity to a Lien on such asset upon the occurrence of any contingency) other than (i) Permitted Encumbrances or Liens in favor of the Administrative Agent, (ii) customary restrictions on transferability that result in a change of control or that trigger a right of first offer or right of first refusal and (iii) negative pledge clauses contained in other senior unsecured indebtedness that is no more burdensome than the provisions included in the Loan Documents.
Notwithstanding the foregoing, to the extent that and only so long as any Acquisition Asset, Land, Operating Property or any Asset Under Development otherwise satisfies clauses (a) and (b) above but is an “Excluded Unencumbered Asset” pursuant to Section 5.10(a)(2)(ii), such Acquisition Asset, Land, Operating Property or Asset Under Development shall not be an “Unencumbered Asset.”
Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) the Borrower or a Wholly-Owned Subsidiary thereof leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and the Borrower or a Wholly-Owned Subsidiary thereof manages such 1031 Property; (II) the Borrower or a Wholly-Owned Subsidiary thereof is obligated to purchase such 1031 Property (or Wholly-Owned Subsidiary(ies) of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly-Owned Subsidiary(ies) of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by the Borrower or any Subsidiary); (III) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly-Owned Subsidiary(ies) that owns such 1031 Property, as applicable) to the Borrower or a Wholly-Owned Subsidiary thereof, directly or indirectly (including through a QI); (IV) the applicable EAT (or Wholly-Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Wholly-Owned Subsidiary, which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the equity interests of the applicable Wholly-Owned Subsidiary(ies) of an EAT that owns such 1031 Property, as applicable; and (V)  such 1031 Property is not subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) as permitted pursuant to clause (b) above, (B) the Lien of any mortgage or pledge referred to in the immediately preceding clause (IV) or (C) a negative pledge binding on the EAT in favor of the Borrower or any Wholly-Owned Subsidiary.”
““Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which all of the outstanding voting Equity Interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization of which 100% of the Equity Interests having ordinary voting power shall at the time be so owned or controlled by such Person.”
(b)Section 1.01 of the Credit Agreement is amended by adding the following new definitions to Section 1.01 in the appropriate alphabetical order:

““1031 Property” means any Property that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly-Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Borrower or a Wholly-Owned Subsidiary in connection with the acquisition (or possible disposition) of such Property by the Borrower or a Wholly-Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.”
““Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.”

““Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.”
““BPG” means Brixmor Property Group Inc.”

““Competitor List” has the meaning assigned to such term in Section 9.04(e)(iv).”

““EAT” has the meaning assigned to such term in the definition of “1031 Property”.”

““EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.”

““EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.”

““EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country

(including any delegee) having responsibility for the resolution of any EEA Financial Institution.”

““EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.”

““Excluded Unencumbered Assets” has the meaning assigned to such term in Section 5.10(a).”

““Major Acquisition” means (a) a single transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another person) by one or more of Borrower and its Subsidiaries of properties or assets of a person for a gross purchase price equal to or in excess of 10% of Total Asset Value (as determined pursuant to the most recently delivered compliance certificate, and without giving effect to adjustments to Total Asset Value in relation to such acquisition) or (b) one or more transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another person) by one or more of the Borrower and its Subsidiaries of properties or assets of one or more persons in any two consecutive fiscal quarters for an aggregate gross purchase price equal to or in excess of 10% of Total Asset Value (as determined pursuant to the most recently delivered compliance certificate, and without giving effect to adjustments to Total Asset Value in relation to such acquisitions).”

““New York Fed” means the Federal Reserve Bank of New York.”

““Second Amendment Effective Date” means July 25, 2016.”

““Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.”

(c)The definitions of “Brixmor LLC”, “Inland Entities”, “Inland Equity Interest”, “Inland Indebtedness”, “Inland Loan Documents”, “Inland Repurchase Date”, “Inland Unencumbered Assets”, “Inland Unencumbered Asset Value”, and “Residual” set forth in Section 1.01 of the Credit Agreement are deleted in their entirety.

(d)The definition of “LIBOR Rate” is amended by adding the following sentence at the end of such definition: “Notwithstanding the foregoing, if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement except for any portion of Loans identified by the Borrower to the Administrative Agent in writing as being subject to a Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender that provides a hedge against fluctuations in interest rates in respect of such Loans and has not elected the “zero interest rate method”.

(e)The definition of “Unencumbered Asset Value” in Section 1.01 is amended by inserting the following new paragraph at the end of such definition:

“Notwithstanding anything to the contrary herein, the aggregate contributions to Unencumbered Asset Value from Unencumbered Assets that are 1031 Properties shall not exceed 5% of Unencumbered Asset Value.”
1.2    Amendments to Article III. (a) Article III of the Credit Agreement is amended by restating Sections 3.01, 3.03, 3.05, 3.06, 3.07, 3.09, 3.11, 3.13 and 3.16 in their entirety as follows:

“SECTION 3.01. Organization; Powers. Each of the Parent Companies and each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where such failure to be in good standing of any Subsidiary of the Borrower would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and, (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.”
“SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or the Parent Companies or any order of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or the Parent Companies or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries or the Parent Companies, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries or the Parent Companies.”
“SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) in the case of Permitted Encumbrances or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the assets included as Unencumbered Assets for purposes of the Financial Covenants most recently reported on Schedule 3.05 or in a compliance certificate delivered pursuant to Section 5.01(c), satisfied, as of the Effective Date (in the case of Schedule 3.05) or the end of the fiscal period covered by such compliance certificate (in the case of a compliance certificate), the requirements for an Unencumbered Asset set forth in the definition thereof. As of the Effective Date, Schedule 3.05 sets forth a list of the Unencumbered Assets and whether such Unencumbered Asset is subject to an Eligible Ground Lease.

(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.”
“SECTION 3.06. Litigation, Guarantee Obligations, and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any Parent Company (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters and matters fully covered by insurance as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof) or (ii) challenging the validity or enforceability of this Agreement, the other Loan Documents or the Transactions. As of the date of this Agreement, the Borrower and its Subsidiaries have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.
(b)    Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)    Since the Second Amendment Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.”
“SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.”
“SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.”

“SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood and agreed that actual results may vary materially from the projections).”
“SECTION 3.13. Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X of the Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined, to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose which violates, or which would be inconsistent with the provisions of any Regulations of the Board, including Regulations T, U or X of the Board.”
“SECTION 3.16. Status of BPG. BPG (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code.”
(b)    Article III of the Credit Agreement is amended by adding the following new Section 3.18 at the end of such Article:
“SECTION 3.18.  EEA Financial Institution.  No Loan Party is an EEA Financial Institution.”
(c)    Section 3.04(b) of the Credit Agreement is amended by replacing “December 31, 2013” with “March 31, 2016.”
1.3    Amendments to Article V. Article V of the Credit Agreement is amended by restating Sections 5.01(f), 5.03, 5.04, 5.05, 5.06, 5.07, and 5.10(a) in their entirety as follows:

“SECTION 5.01(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that in no event shall the Borrower be required to disclose information (x) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement or any of the other Transactions and (ii) such obligations are owed by it to a third party, or (y) as to which it has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of attorney-client privilege.”
“SECTION 5.03. Existence; Conduct of Business; REIT Status. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any Approved M&A Transaction; and provided further that this Section 5.03 shall not require the Borrower or any Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. The Borrower shall cause BPG to maintain its REIT status under the Code. The Borrower shall cause the Parent Companies to own substantially all of their properties and assets and to conduct substantially all of their business activities through the Borrower.”
“SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.”
“SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.”
“SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested. Absent an Event of Default, such visits shall be at the expense of the Administrative Agent or such Lender.”
“SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.”
“SECTION 5.10(a) Additional Subsidiary Guaranties. If one or more direct or indirect Subsidiaries of the Borrower that owns or ground leases any Unencumbered Assets incurs any Additional Subsidiary Indebtedness, then, at the option of the Borrower, either (1) each borrower or guarantor of such Indebtedness shall become an Additional Subsidiary Guarantor hereunder within fifteen (15) days after the incurrence of such Additional Subsidiary Indebtedness or (2) (i) such Additional Subsidiary Indebtedness shall be treated as Secured Indebtedness for purposes of calculating the Financial Covenants and (ii) any Acquisition Asset, Land, Operating Property or Asset Under Development owned directly or indirectly by each borrower or guarantor of such Additional Subsidiary Indebtedness shall not be considered an “Unencumbered Asset” for purposes of calculating the Financial Covenants (any such Unencumbered Assets so excluded pursuant to this clause (ii) shall be referred to in this Agreement collectively as “Excluded Unencumbered Assets”).”
1.4    Amendments to Article VI. (a) Article VI of the Credit Agreement is amended by restating Sections 6.01(a)(i), 6.01(a)(iv), 6.02, 6.03, and 6.04 in their entirety as follows:

“SECTION 6.01(a)(i) Maximum Leverage Ratio. Total Outstanding Indebtedness minus Balance Sheet Cash to exceed 60% of Total Asset Value; provided that such ratio may exceed 60% but shall not exceed 65% for a period of up to the first four (4) consecutive fiscal quarters of the Borrower ending after a Major Acquisition.”
“SECTION 6.01(a)(iv) Maximum Unsecured Leverage Ratio. Total Unsecured Indebtedness minus all Unrestricted Cash and cash from like-kind exchanges to exceed 60% of Unencumbered Asset Value; provided that such ratio may exceed 60% but shall not exceed 65% for a period of up to the first four (4) consecutive fiscal quarters of the Borrower ending after a Major Acquisition.”
“SECTION 6.02 Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation (or, if the Borrower is not the survivor, the Required Lenders have consented to such transaction), (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to, another Person if the Borrower determines in good faith that such liquidation or dissolution, merger or disposition is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and does not result in a Default or an Event of Default hereunder and (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is permitted by this Agreement; and provided further that only the approval of the Required Lenders, without the payment of any fees by the Borrower, shall be required for an Approved M&A Transaction.
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.”
“SECTION 6.03 Restricted Payments. If an Event of Default under Section 7.01(a) or (b) has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments in excess of the minimum amount necessary under the Code for BPG to maintain its status as a REIT and to avoid any U.S. federal income taxes on the taxable income of BPG or any tax under Section 4981 of the Code.”
“SECTION 6.04 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Borrower and Wholly-Owned Subsidiaries, (c) transactions pursuant to agreements and arrangements described on Schedule 6.04, (d) the issuance of equity securities to Affiliates, (e) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower or its Subsidiaries that are customary in the industry or are in the ordinary course consistent with past practices, (f) loans to and other investments by the Borrower or its Subsidiaries in Non-Wholly Owned Subsidiaries or any Investment Affiliate that are otherwise permitted by this Agreement, and (g) Restricted Payments permitted by Section 6.03.”
(b)Section 6.01(b)(iii) of the Credit Agreement is amended by deleting such subsection in its entirety.

1.5    Amendments to Section 7.01. Section 7.01 of the Credit Agreement is amended by restating paragraphs (d), (f), (g), (h), (i), (j) and (k) in their entirety as follows:

“(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI or Section 5.02(a);

(f)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of all grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) Material Indebtedness that is Secured Indebtedness and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) regularly scheduled amortization payments with respect to Material Indebtedness or (z) customary non-default mandatory prepayments with respect to Material Indebtedness in connection with asset sales, casualty or condemnation events, equity issuances or debt issuances (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of BPG, the General Partner, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for BPG, the General Partner, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    BPG, the General Partner, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for BPG, the General Partner, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    BPG, the General Partner, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    the Borrower or any Material Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Material Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith;”
1.6    Amendment to Article VIII. Article VIII of the Credit Agreement is amended by adding the following new paragraphs at the end of such Article:

“Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18(c)) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower following a Bankruptcy Event; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b) and (c)  of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not ý(x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any ýCompetitor.ý”

1.7    Amendment to Section 9.01. Section 9.01 of the Credit Agreement is amended by restating clause (i) of paragraph (a) in its entirety as follows:

“(i)    if to the Borrower, to it at 450 Lexington Avenue, New York, NY 10017, Attention of Angela Aman, Chief Financial Officer, and Steven Siegel, General Counsel (Telecopy No. (212) 869-3989);”
1.8    Amendment to Section 9.03. Section 9.03 of the Credit Agreement is amended by restating paragraphs (a), (b), and (e) in their entirety as follows:

“(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (but in such case limited to, the reasonable out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, one counsel to the Lenders (as selected by the Required Lenders other than the Administrative Agent) and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction, and, in the case of a conflict of interest, where the Persons affected by such conflict inform the Borrower in writing prior to obtaining additional counsel, one additional counsel for such Persons affected by such conflict), during the existence of an Event of Default and in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, whether brought by the Borrower, any other Loan Party or a third party; provided that (a) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents or (y) have not resulted from an act or omission by the Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent, a Syndication Agent, a Documentation Agent or a Joint Lead Arranger) and (b) the Borrower shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Joint Lead Arrangers/Joint Bookrunners after consultation with the Borrower) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided, further, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field) for the Indemnitees affected by such conflict. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (i) promptly notify the Borrower in writing of such action, suit or proceeding and (ii) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and shall not duplicate any amounts paid under Section 2.14 or Section 2.15.
(e)    All amounts due under this Section shall be payable promptly, and in any event within 10 Business Days following the delivery of an invoice therefor.”
1.9    Amendment to Section 9.04. Section 9.04 of the Credit Agreement is amended by adding the following new subsection (e) immediately after subsection (d) thereof:

“(e)    “Competitors. (i) No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Competitor without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) in the case of outstanding Loans held by Competitors, purchase or prepay such Loans by paying the principal amount thereof plus accrued interest fees and other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Competitors to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter.
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same.”
1.10    Amendment to Section 9.08. Section 9.08 of the Credit Agreement is amended to add the following sentence immediately before the last sentence thereof:

“Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.”

1.11    Amendment to Section 9.12. Section 9.12 of the Credit Agreement is restated in its entirety to read as follows:

“SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (in each case, other than a Competitor), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Competitor List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such Competitor List), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Loans and the Commitments.”
1.12    Addition of Section 9.17 and Section 9.18. Article IX of the Credit Agreement is amended by adding the following new Section 9.17 and Section 9.18 at the end of such Article:

“SECTION 9.17. Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “BPG Partners”), and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the BPG Partners or out of any assets of the BPG Partners, provided, however, that nothing in this Section shall be deemed to (1) release the Borrower or the other Loan Parties from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any BPG Partner from personal liability for its own fraudulent actions or fraudulent omissions in relation to which liability would otherwise exist under applicable law, (3) constitute a waiver of any obligation evidenced by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Lenders to proceed against or realize upon any and all of the assets of the Borrower or the other Loan Parties (notwithstanding the fact that the BPG Partners have an ownership interest in and, thereby, an interest in the assets of the Borrower or the other Loan Parties) or to name the Borrower or the other Loan Parties (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or the other Loan Parties, any of the BPG Partners) as a party defendant in, and to enforce against all or any part of the assets of the Borrower or the other Loan Parties any judgment obtained by Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Lender’s rights against the Borrower or the other Loan Parties, but not otherwise) or shall be enforced against the BPG Partners, their successors and assigns, or their assets.”
“SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”
1.13    Replacement of Schedule 3.06. Schedule 3.06 of the Credit Agreement is replaced in its entirety by Schedule 3.06 attached hereto.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lenders and Administrative Agent to enter into this Amendment No. 2, the Borrower represents and warrants to the Lenders and Administrative Agent that the following statements are true, correct and complete:
(i)    the Borrower has the requisite power and authority to make, deliver and perform its obligations under this Amendment No. 2 and the Credit Agreement as amended by this Amendment No. 2 (the “Amended Agreement”, and together with this Amendment No. 2, the “Amendment Documents”);
(ii)    the execution, delivery and performance of the Amendment Documents are within the Borrower’s partnership powers and have been duly authorized by all necessary partnership or other organizational action on the part of the Borrower;
(iii)    the execution, delivery and performance of this Amendment No. 2 (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent Companies, the Borrower or any of its Subsidiaries or any order, judgment or decree of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent Companies, the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent Companies, the Borrower or any of its Subsidiaries, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent Companies, the Borrower or any of its Subsidiaries;
(iv)    each of the Amendment Documents has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of Borrower enforceable against the Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(v)    the representations and warranties made or deemed made by the Borrower in the Credit Agreement are true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the Amendment Effective Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date); and
(vi)    no Default or Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment No. 2.
SECTION 3.    CONDITIONS TO EFFECTIVENESS

This Amendment No. 2 shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):
(a)The Borrower, the Administrative Agent and such Lenders constituting the Required Lenders shall have indicated their consent to this Amendment No. 2 by the execution and delivery of the signature pages hereto to the Administrative Agent.

(b)The Administrative Agent shall have received all reasonable and documented out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 9.03(a) of the Credit Agreement) that are due and payable in connection with this Amendment No. 2.

SECTION 4.    MISCELLANEOUS

(a)Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i)    On and after the effective date of this Amendment No. 2, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
(ii)    Except as specifically amended by this Amendment No. 2, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(iii)    The execution, delivery and performance of this Amendment No. 2 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

(iv)    This Amendment No. 2 shall constitute a Loan Document.
(b)Headings. Section and subsection headings in this Amendment No. 2 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 2 for any other purpose or be given any substantive effect.

(c)Applicable Law. THIS AMENDMENT NO. 2 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(d)Counterparts; Effectiveness. This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Amendment No. 2 by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
BORROWER:

BRIXMOR OPERATING PARTNERSHIP LP
By:	Brixmor OP GP LLC, its General Partner
By:	BPG Subsidiary Inc., its sole member
By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Amendment No. 2 to Term Loan Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender

By:	/s/ Sangeeta Mahadevan
Name: Sangeeta Mahadevan Title: Executive Director

[Signature Page to Amendment No. 2 to Term Loan Agreement]

ROYAL BANK OF CANADA

By:	/s/ Sheena Lee
Name: Sheena Lee Title: Authorized Signatory

[Signature Page to Amendment No. 2 to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Matthew Ricketts
Name: Matthew Ricketts Title: Managing Director

[Signature Page to Amendment No. 2 to Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brian P. Kelly
Name: Brian P. Kelly Title: Senior Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

THE BANK OF NEW YORK MELLON

By:	/s/ Abdullah Dahman
Name: Abdullah Dahman Title: Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

SUNTRUST BANK

By:	/s/ Ryan Almond
Name: Ryan Almond Title: Group Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy J. Tillman
Name: Timothy J. Tillman Title: Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

CITIBANK, N.A.

By:	/s/ John C. Rowland
Name: John C. Rowland Title: Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

REGIONS BANK

By:	/s/ Lori Chambers
Name: Lori Chambers Title: Senior Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

TD BANK, N.A.

By:	/s/ George Sherman
Name: George Sherman Title: Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Steve Whitcomb
Name: Steve Whitcomb Title: Senior Vice President

[Signature Page to Amendment No. 2 to Term Loan Agreement]

THE BANK OF NOVA SCOTIA

By:	/s/ Anthony Ottavino
Name: Anthony Ottavino Title: Director

[Signature Page to Amendment No. 2 to Term Loan Agreement]